UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
April 30, 2008

RESPONSE GENETICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33509	11-3525548
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)

1640 Marengo St., 6th Floor
Los Angeles, California 90033
(323) 224-3900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)    On April 30, 2008, the board of directors (the “Board”) of Response Genetics, Inc. (the “Company”) was increased to eight members and David Gandara was elected to the Board as a director of the Company. Mr. Gandara was also named to the Board’s Compensation Committee.

The Board has determined that David Gandara is an “independent director” pursuant to the requirements for membership established by NASD Marketplace Rule 4350(c)(4), and that he has no relationship to the Company that may interfere with the exercise of his independence from management and the Company or the exercise of independent judgment as a member of the Board’s Compensation Committee.

Mr. Gandara will be compensated for his services as a director and as a member of the Compensation Committee pursuant to the Company’s Director Compensation Policy, filed as an exhibit to the Company’s 2007 Annual Report on Form 10-KSB, which was filed with the Securities and Exchange Commission on March 31, 2008. Pursuant to that policy, upon his election to the Board on April 30, 2008, Mr. Gandara was granted an option, under the Company’s 2006 Employee, Director and Consultant Stock Plan to purchase 11,500 shares of the Company’s common stock at an exercise price of $3.24. The option begins vesting immediately and vests quarterly over a four-year period. For his services on the Board as a director, Mr. Gandara will receive an annual retainer of $20,000, to be paid quarterly in arrears on the last day of the quarter. In addition, along with each member of the Board, on the date of the annual stockholders meeting each year, he will be granted an option to purchase 11,500 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant; vesting quarterly over a four-year period. If no such meeting shall occur before June 30 of the applicable year, then such option grant shall be made by unanimous written consent dated June 30 of that year. Continued vesting of any options granted is subject to continued service on the Board. Mr. Gandara also will receive a payment of $500 for each committee meeting he attends as a member of the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPONSE GENETICS, INC.

Dated: May 6, 2008	By:	/s/ Kathleen Danenberg
Kathleen Danenberg President & Chief Executive Officer